DATED 5 AUGUST 1999

(1) NATINCO N.V.

(2) ALPHARMA INC.

(3) BISA HOLDINGS B.V.

(4) BIOTECHNOLOGY INVESTMENTS LIMITED

TECHNOLOGY LICENCE
AND OPTION AGREEMENT

STEPHENSON HARWOOD
One St Paul's Churchyard
London EC4M 8SH
Tel: 0171 329 4422
Fax: 0171 606 0822
Ref: 772/816

CONTENTS

Page

1. DEFINITIONS AND INTERPRETATION *

2. GRANT OF LICENCE *

3. WARRANTIES *

4. KNOW-HOW AND IMPROVEMENTS *

5. LICENCE FEES *

6. ROYALTIES AND RECORDS *

7. PAYMENT *

8. PRODUCT LICENCES *

9. MANUFACTURE OF LICENSED PRODUCTS *

10. MARKETING AND SALE OF LICENSED PRODUCTS *

11. LICENSOR'S UNDERTAKING *

12. TRADE MARK LICENCE *

13. CONFIDENTIALITY *

14. MAINTENANCE AND ENFORCEMENT OF PATENTS *

15. OPTION TO PURCHASE INTELLECTUAL PROPERTY *

16. FORCE MAJEURE *

17. TERMINATION *

18. CONDITIONS PRECEDENT TO ALPHARMA'S OBLIGATIONS *

19. CONDITIONS PRECEDENT TO THE LICENSOR'S OBLIGATIONS *

20. DELIVERIES AT THE CLOSING *

21. SUCCESSORS AND ASSIGNS *

22. AGENCY AND SUBCONTRACTING *

23. GENERAL *

24. PUBLIC ANNOUNCEMENTS *

25. GOVERNING LAW AND JURISDICTION *

26. ARBITRATION *

 SCHEDULE A - PATENTS

SCHEDULE B - THIRD PARTY LICENCES

SCHEDULE C - REGISTRATION PROGRAMME

SCHEDULE D - OPTION PRICE

SCHEDULE E - PATENT LICENCE

TECHNOLOGY LICENCE AND OPTION AGREEMENT

DATED 1999

BETWEEN

  NATINCO N.V. a company incorporated in the Netherlands Antilles whose registered office is at Plaza Jojo, Correa, 1-5 Willemstad, Curacao, Netherlands Antilles ("Licensor");

  ALPHARMA INC. a company incorporated under the laws of the State of Delaware whose registered office is at One Executive Drive, Fort Lee, New Jersey 0702.4, United States of America ("Alpharma");

  BISA HOLDINGS BV, a company incorporated under the laws of the Netherlands whose registered office is at Hofplein 19, 3032 AC Rotterdam, Netherlands ("Bisa"); and

  BIOTECHNOLOGY INVESTMENTS LIMITED, a company incorporated under the laws of England and Wales whose registered office is at PO Box 242, 8t Peter's Port House, Sausmarez Street, St Peter's Port, Guernsey, Channel Islands ("BIL"). .

RECITALS

  Licensor is the sole beneficial owner of the Licensed Patents, the Trade Mark and the Know-How and a licensee of the Third Party Patents and the Third Party Know-How under the Third Party Licences.

  Licensor is willing to grant, and Alpharma is willing to take, a licence on the terms and conditions set out in this Agreement to use the Know-How, the Trade Mark and the Licensed Patents and a sub-licence under the Third Party licences in order to apply for Product Licences worldwide and to manufacture, use, sell or otherwise commercially deal in the Licensed Products in the Licensed Territories on the terms and conditions set out in this Agreement.

  Licensor is further willing to grant Alpharma an exclusive option (i) to purchase the Licensed Patents, the Trade Mark and the Know-How and (ii) to take an assignment of the Third Party Licences on the terms and conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.      DEFINITIONS AND INTERPRETATION

1.1     In this Agreement, unless the context otherwise expressly requires, the following terms shall have the following meanings:

"Affiliate"

shall mean any entity in whatever country organised, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement or any entity actually controlled by, controlling or under common control of a Party to this Agreement. For the purpose of this definition, "ownership" or "control" shall mean where such entity owns or controls fifty per cent (50%) or more of the equity conferring voting rights and/or otherwise has the ability or power to control and direct the business affairs of another entity;

"Alpharma Mark"	shall mean any mark used by Alpharma for the Licensed Product, subject to Clause 12.6;
"Asset Purchase Agreement"	shall mean the asset purchase agreement between Alpharma and SCB;
"AUD"	shall mean Australian dollars;
"best endeavours"	shall mean taking all actions which, having regard to the cost and degree of difficulty, are commercially practicable;
"Bunge Agreement"	shall mean the letter of offer dated 12 October 1993 from the South African Breweries Beer Division to Bunge (Australia) Pty Ltd;
"Closing"

shall mean the consummation of this transaction which, subject to Clauses 18, 19 and 20 hereof, shall take place at the office of Alpharma in Fort Lee, New Jersey, USA at 10:00 am (local time) on [Aug 6, 1999] or on such other date and time agreed upon by the Licensor and Alpharma ;

"Confidential Information"

shall mean all information (including, but not limited to, Registration Dossiers and Know-How) which any Participant discloses to any other Participant either prior to and in contemplation of, or during the course of, this Agreement, whether commercial, financial or otherwise, whether in electronic, documentary or any other form and howsoever disclosed, whether marked or otherwise designated confidential or proprietary, and all matters arising during or in connection with the performance of the Agreement including, but not limited to, details of customers and employees and all materials and information in respect of which any Participant owes obligations of confidence;

"CSL Agreement"

shall mean the sub-lease and agreement dated 22 July 1988 between Bunge (Australia) Pty Ltd and the Commonwealth Serum Laboratories Commission relating to the premises situated in the West Wing of Block 5 at 45 Poplar Road, Parkville, Victoria., as varied by a deed of renewal and variation of lease made on 18 March 1993 between CSL Limited and Bunge (Australia) Pty Ltd, a deed of assignment and variation made on 18 March 1993 between Bunge (Australia) Pty Ltd, Fidelity Food Technologies Pty Ltd and CSL Limited and a sublease dated 13 July 1994 between Fidelity Food Technologies Pty Ltd, the Seller and Bunge (Australia) Pty Ltd;

"Effective Date"	shall mean the date of Closing;
"FDA"	shall mean the Center for Veterinary Medicine of the Food and Drug Administration of the US Department of Health and Human Services;
"Force Majeure Event"

shall mean any event preventing or restricting a Party From performing any or all of its obligations under this Agreement which arises from or is attributable to any circumstance, acts, omissions or causes beyond the reasonable control of the Party so prevented including without limitation:

(a) act of God, flood, fire, storm, explosion or other destruction of property by natural causes;
(b) war, invasion, revolution, riot, civil commotion or other acts of armed force;
(c) strike, lock-out or other industrial dispute involving the workforce of the Party so prevented;
(d) blockade, embargo or other economic sanction having general effect; or

(e)   law, government order, regulation, rule or other official directive, policy demand or request having the force of law, including any directive, restriction or other condition of a legal nature imposed in the Licensed Territory or Intended Licensed Territory by a relevant Regulatory Authority, which is of general application to animal health companies and in particular to products having the general characteristics of the Licensed Product;

"Improvement"	shall mean any improvement, enhancement, material alteration or modification to or of the Licensed Product;
"Intellectual Property"	shall mean the Know-How, the Licensed Patents and the Trade Mark;
"Intellectual Property Transfer Date"

shall mean 31 December 2003 (unless extended pursuant to the provisions of Schedule C) or such earlier date on which the Intellectual Property may be transferred and the Third Party Licences assigned to Alpharma under the provisions of this Agreement;

"Intended Licensed Territory"	shall mean those countries listed in Schedule C as to which from time to time Licensee does not possess a Product Licence;
"Know-How"

shall mean and include all present and future techniques, inventions, practices, knowledge, know-how, skill, experience, test data, engineered cell lines, samples, analytical data, field trial protocols, field trial data, reports, information in any application to any Regulatory Authority including without limitation Registration Dossiers, marketing and sales data, toxicological and safety data, INAD's, NADA's or equivalent protocols and all supplements thereto, descriptions and the like (whether in electronic, documentary, eye readable or any other form and howsoever stored and communicated) with regard to the Licensed Product, owned by the Licensor at the Effective Date or at any time in the course of this Agreement and which might reasonably be necessary, required or useful to Alpharma in applying to any Regulatory Authority and in the development, manufacture, use or sale of the Licensed Products;

"Licence Fee"

shall mean, the amount payable on the Effective Date under Clause 5.1 and, in respect of each country listed in Schedule C, the sum of money set out in that Schedule as being due on the granting of a Product Licence in that country, or the equivalent sum in any other currency specified in writing by the Licensor within ten (10) business days of the date that the relevant Product Licence is granted (based on the average buying rate for the latter currency at Chase Manhattan Bank, New York, for the period between the date that the relevant Product Licence is granted and five (5) business days prior to the date of payment provided under Clause 5.2), and, in respect of any country not listed in Schedule C, such sum as the Parties may agree in accordance with Clause 5.4;

"Licence Period"	shall mean, subject to Clause 15.4, the period from the Effective Date until the Intellectual Property Transfer Date;
"Licensed Patents"	shall mean:
(a) all patents, including all pending applications whether filed with a complete specification or an incomplete specification, short particulars of which are set out in Schedule A;

(b)   all patent applications that may hereafter be filed by or on behalf of the Licensor which are either based on or claim priority from any of the foregoing patents and applications (including any division, continuation, or continuation-in-part of any such application);

(c) all patents which may be granted pursuant to any of the foregoing applications;
(d) any patent which is a re-issue or extension of, or patent of addition or any application maturing into a patent, any patent or patent application defined in (a), (b) or (c) above; and

(e)   any patent or patent application corresponding to any patent or patent application defined in (a), (b), (c) or (d) above which is hereafter filed or issued by or on behalf of the Licensor anywhere in the world in respect of the Licensed Products;

"Licensed Product"	shall mean and include:
(a) recombinant porcine somatotrophin;

(b)   any product which is within the scope of, or whose manufacture, use or sale falls within, one or more valid claims of the Licensed Patents in any country of the world to the extent that such Licensed Patents cover the product in the actual country of such manufacture, use or sale; and

(c) any product (including products used in connection with other species) which utilizes any of the Know-How or the Third Party Know-How;
"Licensed Territory"

shall mean Australia, Malaysia and Indonesia and shall be expanded from time to time to include any other country in respect of which Alpharma has paid the appropriate Licence Fee pursuant to Clause 5;

"Net Invoiced Price"

shall mean the total sale price as invoiced by or on behalf of Alpharma or any sub-licensee for Licensed Products without any deductions except for the following to the extent to which any of the same are allowed for or included in the invoice:

(a) transport charges (including carriage and insurance) and delivery expenses;
(b) costs to reflect special packaging costs required by a customer;
(c) credits on Licensed Products returned;
(d) usual trade discounts and discounts for prompt payment; and
(e) sales, value added tax, customs duties or other taxes based on the sales price and borne by Alpharma;

Provided that, in the event that any Licensed Products are used by Alpharma or any sub-licensee for its own commercial purposes or are sold or transferred otherwise than on an arms length basis or are sold or transferred to any of Alpharma's Affiliates, the Net Invoiced Price of such Licensed Products shall be deemed to be equivalent to the Net Invoiced Price which would have been applicable hereunder had such Licensed Products been sold or transferred to an independent arms length customer at the date of first use, or, in the case of such a sale or transfer to an Affiliate, the price charged upon first sale or transfer to such customer by such Affiliate;

"Option Price"	Shall mean, depending on the Intellectual Property Transfer Date, the price for the Intellectual Property set out in Schedule D;
"Participants"	shall mean the Licensor, Alpharma, Bisa and BIL and "Participant" means any of them;
"Personnel"	shall mean Richard Levitt, David Hughes, and Ian Walker;
"Pig Dose"

shall mean that amount of recombinant porcine somatotrophin required to give one pig one course of treatment (150 mg of recombinant porcine somatotrophin per pig, or such other quantity as may be agreed by the Parties from time to time or as shall be mandated by a Regulatory Agency);

"Product Licence"

shall mean the licence, certificate or other written approval issued by the Regulatory Authority as provided for by the law of the relevant country, which enables the legal marketing and sale of the Licensed Product in that country;

"Registration Dossier"

shall mean all data and information (including, but not limited to, composition, method of manufacture, analytical procedures, cell lines and other genetic material, and field trial reports) required for an application for a Product Licence by the applicable Regulatory Authority;

"Registration Programme"	Shall mean the programme for filing applications to register Product Licences set out in Schedule C;
"Regulatory Authority"	shall mean the duly constituted authority in a relevant country charged with approving veterinary products for manufacture and/or sale, and regulating and controlling the use of such products;
"SCB"	shall mean Southern Cross Biotech Pty Ltd, a company registered in Australia, whose registered office is at Level 10, Trak Centre, 443-449 Toorak Road, Toorak, Victoria;
"Serious Breach"

shall mean (a) a failure of Alpharma to make a payment of monies validly due hereunder or (b) a failure by Alpharma to secure the grant of at least five (5) new Product Licences under the Registration Programme by 31 December 2002 under circumstances which would entitle the Licensor to liquidated damages under Clause 8.8 for four (4) or more Product Licences;

"Sold"

shall mean invoiced, (irrespective of delivery or payment terms, on Alpharma's terms and conditions of sale) to a purchaser or user and "sell" and "sale" and cognate expressions shall be construed accordingly, and shall extend to all sales made by any sub-licensee, sub-licensed Affiliate of Alpharma or any other person on behalf of Alpharma;

"Target Grant Date"	shall mean, with respect to any Product Licence, the last day of the calendar quarter in which that Product Licence would be expected to have been granted, as set out in the Registration Programme;
"Target Submission Date"	shall mean, with respect to the application for any Product Licence, the last day of the calendar quarter in which it is required to be filed., as set out in the Registration Programme;
"Third Party Know How"

shall mean and include all present and future techniques, inventions, practices, knowledge, know-how, skill, experience, test data, engineered cell lines, samples, analytical data, field trial protocols, field trial data, reports, information in any application to any Regulatory Authority including without limitation Registration Dossiers, marketing and sales data, descriptions and the like (whether in electronic, documentary, eye readable or any other form and howsoever stored and communicated) which the Licensor has obtained from the Third Party Licensors pursuant to the Third Party Licences and has in its possession at the Effective Date;

"Third party Licences"	shall mean the licences listed in Schedule B;
"Third Party Licensors"	shall mean those parties listed in Schedule B ;
"Third Party Patents"	shall mean the patents referred to in the Third Party Licences;
"Trade Mark"	shall mean REPORCIN;
"Trade Mark Licence"	shall mean the licence to use the Trade Mark described in Clause 12;
"Warrantors"	shall mean Bisa and BIL;

1.2     references to Clauses and Schedules are to the clauses and schedules of this Agreement;

1.3     words importing gender include each gender;

1.4     references to persons and entities include, without limitation, bodies corporate, firms or unincorporated associations;

1.5     the singular includes the plural and vice versa;

1.6     Clause headings are included for convenience only and shall not affect the interpretation of this Agreement; and

1.7     references to any statute or any clause of any statute include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it.

2.     GRANT OF LICENCE

2.1     In consideration of the payment of $1 AUD, receipt of which is hereby acknowledged, the Licensor hereby grants to Alpharma:

2.1.1   an exclusive non-transferable licence to use the Know-How, and

2.1.2   an exclusive non-transferable licence under the Licensed Patents solely in either case for the purposes of applying for Product Licences worldwide.

2.2     The Licensor further hereby grants to Alpharma:

2.2.1   an exclusive licence under the Licensed Patents, and

2.2.2   an exclusive licence to use the Know-How in the Licensed Territory and in the USA or such other country as the Parties may hereafter agree prior to as well as after the grant of a Product Licence for that country, solely for the purposes in either case of developing and manufacturing the Licensed Products.

2.3   The Licensor further hereby grants to Alpharma an exclusive licence to use, market, have marketed, sell or otherwise commercially deal in Licensed Products manufactured under the licence set out in Clause 2.2 anywhere in the Licensed Territory (as that term is expanded from time to time concurrent with the issuance of new Product Licences).

2.4   Subject to the terms of the sub-licences granted to Alpharma under the Third Party Licences, Alpharma shall be entitled to sub-license on a country by country basis any third party (including any Affiliate of Alpharma) under the rights granted under Clauses 2.2 and 2.3 but subject to the following conditions:

2.4.1   Alpharma shall have requested and obtained the Licensor's prior written consent to sub-license to the proposed sub-licensee (which consent may not be unreasonably withheld or delayed), provided, however, that such consent shall not be required in order for Alpharma to sub-license the rights granted to it under Clause 2.2 to either (i) the Alpharma Affiliate to whom Alpharma assigns the right to purchase the Operating Assets (as that term is defined in the Asset Purchase Agreement) pursuant to clause 13.1 of the Asset Purchase Agreement, or (ii) the Alpharma Affiliate which performs Alpharma's obligations under Clause 9.1;

2.4.2   the terms of the sub-licence shall have been previously approved by the Licensor and shall not thereafter be amended without the prior written consent in either case of the Licensor (which consent shall not be unreasonably withheld or delayed) and shall include in any event obligations on the sub-licensee which are equivalent to the obligations on Alpharma under this Agreement;

2.4.3   the sub-licence shall prohibit the sub-licensee from granting further sublicences or from sub-contracting or assigning any of its rights and obligations under the sub-licence;

2.4.4   the sub-licence shall, subject to the Licensor exercising its rights under Clause 17.2.3(b), terminate automatically on the termination of this Agreement for any reason or, if the sub-licensee is an Affiliate of Alpharma, on the sub-licensee ceasing to be such an Affiliate if the Licensor reasonably withholds its consent to the sub-licence continuing under Clause 2.7; and

2.4.5   within 30 days of the execution of any sub-licence (or any amendment thereto) Alpharma providing to the Licensor a true copy of it.

2.5   Alpharma undertakes to cause any sub-licensee to comply fully and promptly with its obligations under any sub-licence (or any amendment thereto) and to procure that each sub-licensee shall comply with the terms of this Agreement mutatis mutandis.

2.6   Alpharma shall indemnify the Licensor against any loss, damages, liabilities, costs, claims or expenses which the Licensor may suffer or incur as a result of any failure by Alpharma to comply with Clause 2.5 or any failure by any sub-licensee to comply with its obligations under the relevant sub-licence and the terms of this Agreement.

2.7   If a sub-licensee is an Affiliate of Alpharma, then, in the event that such sublicensee ceases to be such an Affiliate, Alpharma shall notify the Licensor forthwith and the Licensor shall, within 30 days of such notification, inform Alpharma whether it consents to such sub-licence continuing, such consent not to be unreasonably withheld If the Licensor refuses its consent, Alpharma shall cause such sub-licence to terminate immediately.

2.8   For the purposes of this Clause 2, any distributor or sales agent appointed by Alpharma on an arms length basis solely for the sale of the Licensed Products shall not be deemed to be a sub-licensee, provided that such person is given no rights by Alpharma to use any of the Know-How, the Third Party Know-How, the Licensed Patents or the Third Party Patents other than for the purposes of distribution and sale of the Licensed Products.

2.9   The Parties agree to execute a formal licence agreement substantially as set out in Schedule E for the purposes of registering any patent licence granted pursuant to Clause 2.2.

2.10   Without limiting either Alpharma or the Licensor's right to reject any terms or conditions not acceptable to it, the Parties further agree to co-operate and take such steps before Closing as may be reasonable to procure on or before Closing the execution of appropriate sub-licences under the Third Party Licences and consents from the Third Party Licensors. Said sub-licences and consents shall, in form and substance satisfactory to each of Alpharma and the Licensor, contain terms and conditions appropriate to carry out the intent of this Agreement including (a) to effect, on the Effective Date, a valid and enforceable sub-licence of the rights of the Licensor under the Third Party Licences, and (b) to effect, subject only to the occurrence of the Intellectual Property Transfer Date, the valid and enforceable transfer to Alpharma of the rights of the Licensor under the Third Party Licences; all in a form granting Alpharma rights equivalent to those of the "licensee" under the Third Party Licences, and the territory to which the sub-licences extend shall be coextensive with the Licensed Territory under this Agreement as the Licensed Territory is defined from time to time during the course of this Agreement;

          the sub-licences shall be exclusive for so long as the licences granted under Clauses 2.2 and 2.3 remain exclusive so that, if for any reason any such licences become non-exclusive in any country, the sub-licences shall become non-exclusive in the same manner; and

          payments by Alpharma (to the Licensor prior to the Intellectual Property Transfer Date and to the Third Party Licensors thereafter) shall be limited to the payment of royalties, such royalties to be no greater than the royalties payable by the Licensor to the Third Party Licensors under the terms of the Third Party Licences as in existence at the date of this Agreement.

3.     WARRANTIES

3.1   Alpharma, the Licensor and each of the Warrantors warrants that it is a company duly incorporated under the laws of the country or state referred to above, and that it has the corporate power and authority to accept the terms of this Agreement and to perform its obligations under it.

3.2   The Licensor warrants and represents that, at the Effective Date, (a) the Licensor is the sole beneficial owner of the Licensed Patents and the Know-How and a licensee of the Third Party Patents and the Third Party Know-How under the Third Party Licences and the Licensor has full right and power to grant licences set out in Clauses 2.1, 2.2 and 2.3, and (b) so far as it is aware, no other party has any rights or claims in respect of the Licensed Patents and the Know-How, and (c) there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of the Agreement with respect to or relating to the Licensed Patents or Know-How, except for the obligations to pay royalties under the CSL Agreement and Bunge Agreement, and (d) the Third Party Licences are in full force and effect and the Licensor is not in default with respect to any of the Third Party Licences, and (e) so far as it is aware, no other party (except the Third Party Licensors) has any rights or claims in respect to the Third Party Patents or Third Party Know-How and there are no outstanding agreements inconsistent with the provisions of this Agreement created or allowed to exist by or on behalf of any Third Party Licensor, and (f) the Licensor has full power and right to grant the sub-licences under the Third Party Licences and, upon the Intellectual Property Transfer Date, the transfer of the Third Party Licences, and (g) the Licensor has not created or, with its knowledge, allowed to exist any outstanding agreement, assignment, or encumbrance with respect to the Third Party Licences inconsistent with the provisions of this Agreement. As the phrase "agreement, assignment or encumbrance" is used in the Clause it includes without limitation, any obligations to governmental agencies, private foundations, companies, corporations, individuals or the like resulting from acceptance of research grant or other monies, or otherwise.

3.3   The Licensor warrants that, at the Effective Date, Schedule A contains a full list of the Licensor's patents and pending patent applications worldwide, and that the Licensor has acquired all of the Intellectual Property owned by SCB prior to the transfer of the Intellectual Property to the Licensor and all of SCB's rights under Third Party Licenses.

3.4   The Licensor warrants that, at the Effective Date, so far as it is aware:

3.4.1   no person is infringing (nor is there any claim that any person is infringing) any of the Licensed Patents or Third Party Patents in any part of the Licensed Territory or the Intended Licensed Territory;

3.4.2   the manufacture, use, sale or other dealing or disposition of the Licensed Products does not infringe (nor is there any claim of infringement of) the intellectual property rights of any other person in any part of the Licensed Territory or the Intended Licensed Territory; and

3.4.3   the granted patents within the Licensed Patents and the Third Party Patents are valid and enforceable and no facts or information exist which render any of Know-How or Third Party Know-How invalid, unusable or unenforceable in the Licensed Territory or the Intended Licensed Territory.

3.5   The Licensor warrants that, at the Effective Date, no material part of the Licensor's Confidential Information (other than information set out in the specifications of the Licensed Patents, or that would reasonably be expected to have been disclosed to a Regulatory Authority, or that would not have been kept confidential by a reasonably prudent animal health company) has been disclosed to any third party (other than the Third Party Licensors) except on a confidential basis and pursuant to a confidentiality agreement nor, so far as it is aware, has any third party disclosed any of the Licensor's Confidential Information to any person in material breach of .such confidentiality agreement

3.6   The Warrantors hereby separately warrant in the terms of Clauses 3.2 to 3.5 (inclusive) but solely on the basis that such warranties are given by them to the best of their knowledge.

3.7   For the purposes of this Clause 3, the expression "so far as it is aware" in relation to the Licensor shall be construed as being the actual knowledge of the Licensor having made reasonable prior enquiry of SCB and relying on, and being responsible to Alpharma hereunder for any fraudulent misrepresentation by any of the Personnel during the course of such prior enquiry. In respect of warranties given in this Clause 3 relating to the Third Party Patents and Third Party Know-How, Alpharma acknowledges that the expression "so far as it is aware" also means that no independent investigation or enquiry has been carried out by the Licensor of any of the Third Party Licensors or any other person other than the Personnel. For the purposes of this Clause 3, the expression "to the best of their knowledge" in relation to the Warrantors shall be construed as being in the actual knowledge of Bisa or BIL, as the case may be, relying exclusively on, and solely restricted to, the actual knowledge of their respective officers and management, their having made no investigation or prior enquiry of SCB, the Third Party Licensors or any other person.

3.8   The Licensor and the Warrantors agree that the warranty contained in Clause 3.2 shall be deemed to have been repeated by them on the Intellectual Property Transfer Date with the deletion of the words "sole beneficial owner" in Clause 3.2(3) and the substitution therefor by the words "sole legal and beneficial owner" subject to (i) the qualifications referred to in Clause 3.6 and 3.7; (ii) the existence of any licences which may have been granted by the Licensor during the Licence Period (in the event that the provisions of Clause 10.2 and/or Clause 10.3 have come into effect), and Alpharma hereby agrees that it shall be deemed to have had knowledge of such licences; and (iii) any other matters disclosed by any of the Licensor or the Warrantors to Alpharma, or which come to the attention of Alpharma at any time on or prior to the Intellectual Property Transfer Date. The Licensor and the Warrantors further agree that the warranties contained in Clauses 3.4 and 3.5 shall be deemed to have been repeated by them on the Intellectual Property Transfer Date subject to the qualifications referred to in Clause 3.6 and 3.7, but neither the Licensor nor the Warrantors shall be liable for the breach of , either such warranty at the Intellectual Property Transfer Date in respect of any matters disclosed by any of the Licensor or the Warrantors to Alpharma, or which come to the attention of Alpharma at any time on or prior to the Intellectual Property Transfer Date.

3.9   Save as expressly provided in this Agreement, nothing in the Agreement or any licence granted hereunder shall be construed as a representation or warranty that any of the Licensed Patents or the Third Party Patents are valid or enforceable or that the manufacture, use, sale or other dealing or disposition of the Licensed Products will not infringe the intellectual property rights of any other person anywhere in the world.

3.10   Without prejudice to Alpharma's duty to mitigate its loss, the total liability of the Licensor and the Warrantors in respect of any claim under this Clause 3 shall be limited as provided in Clauses 3.10 and 3,11 and Alpharma, the Licensor and the Warrantors agree that, notwithstanding anything to the contrary express or implied in this Agreement, the following provisions shall override any inconsistent provisions in this Agreement:

3.10.1   the total liability of the Licensor arising by reason of any claims under this Clause 3 shall not exceed the aggregate amount of Licence Fees actually paid by Alpharma prior to the date of the claim and during the calendar year of the claim;

3.10.2   the Licensor shall not be liable in respect of any claim under this Clause 3 unless it shall have received from Alpharma written notice giving full details of the relevant claim within a period of two years after the Intellectual Property Transfer Date;

3.10.3   the Warrantors shall not be liable in respect of any claim under this Clause 3 unless they shall have received from Alpharma written notice giving full details of the relevant claim within a period of two years after the Effective Date in relation to any alleged breach of Clause 3.6 and within a period of two years after the Intellectual Property Transfer Date in relation to any alleged breach of Clause 3.8; and

3.10.4   the Licensor and the Warrantors shall in no event be liable to Alpharma for any loss of future profits or any special, indirect, economic or consequential loss, damage, cost or expense of any kind whatsoever and howsoever caused, whether arising under contract, tort (including negligence) or otherwise, including (without limitation) loss of production, loss of contracts and loss of goodwill or anticipated savings.

3.11   Alpharma accepts and acknowledges that the total liability of each of Bisa and BIL arising by reason of any claim under this Clause 3 shall be limited as follows:

3.11.1   in respect of any claim relating to a breach of Clause 3.6, to the amount that it shall have received from the Licensor with respect to its share of Licence Fees paid by Alpharma to the Licensor within two years of the Effective Date, and

3.11.2   in respect of any claim relating to a breach of Clause 3.8, to the amount that it shall have received from the Licensor with respect to its share of the Option Price (less the sum of all Licence Fees already paid or payable to the Licensor under this Agreement prior to the Intellectual Property Transfer Date) paid by Alpharma to the Licensor.

4.     KNOW-HOW AND IMPROVEMENTS

4.1   On the Effective Date, the Licensor shall supply Alpharma with all Know-How and Third Party Know-How in its possession that has not previously been disclosed, together with the Product Licences and Registration Dossiers for Australia, Malaysia and Indonesia.

4.2   Alpharma acknowledges that the Know-How includes commercial assets of considerable value to the Licensor and Alpharma undertakes to comply with the obligations set out in Clause 13 with respect thereto. Alpharma further acknowledges that the Licensor is under obligations of confidentiality with respect to the Third Party Know-How and Alpharma undertakes to comply with the obligations of confidentiality set out in Clause 13 and the sub-licences to be granted to Alpharma under the Third Party Licences with respect thereto.

4.3   The Licensor and Alpharma shall forthwith disclose to the other in confidence and in such detail as that other may reasonably require, all Improvements that it may develop or acquire during the Licence Period, except in so far as such disclosure would disclose information that is subject to confidentiality obligations in favour of a third party.

4.4   Improvements that the Licensor is due to disclose to Alpharma under Clause 4.3 shall be deemed to be part of the Know-How for the purposes of the rights granted to Alpharma under Clause 2.

4.5   Subject to the provisions of Clause 11, the Licensor shall have, prior to the Intellectual Property Transfer Date, a non-exclusive irrevocable world-wide royalty free licence without limit of time with the right to grant sub-licences to use all Improvements Alpharma is obliged to disclose to the Licensor under Clause 4.3 and to work under all intellectual property rights in respect thereof owned by Alpharma or any successor in title-of Alpharma.

4.6   The Licensor and Alpharma shall be free to apply for patent protection for any invention not belonging in whole or in part to the other, provided, however, that the specification in support thereof does not disclose any Confidential Information of the other Party's Confidential Information. If the specification in support thereof would require the disclosure of one Party's Confidential Information, the Parties shall consult with respect to the drafting of such specification and the Party whose Confidential Information is at issue shall not unreasonably withhold or delay its consent to such Information being disclosed.

  LICENCE FEES

    On the Effective Date, Alpharma shall pay to the Licensor or at the Licensor's direction the following Licence Fees:

      AUD 10 million in consideration of the Product Licence for Australia;

      AUD 1 million in consideration of the Product Licence for Malaysia; and

      AUD 7 million in consideration of the Product Licence for Indonesia.

    Alpharma shall pay each further Licence Fee to the Licensor or at its direction within 90 days of the relevant Product Licence being granted to Alpharma.

    Notwithstanding Clause 5.2, Alpharma may elect to pay any Licence Fee to the Licensor or at its direction prior to obtaining the relevant Product Licence and in such event no further payment under this Clause 5 shall be due upon the later receipt of a Product Licence in said country .

    In the event that Alpharma applies for and is granted a Product Licence in respect of a country which is not part of the Intended Licensed Territory, the Parties shall use reasonable endeavours to agree a licence fee for such Product Licence (based upon a comparison of the number of pigs being raised commercially in such country with pig production in the various countries of the Licensed Territory and the Intended Licensed Territory) and Alpharma shall pay such sum to the Licensor or at its direction within 90 days of the relevant Product Licence being granted to Alpharma. Concurrently with any payment under this Clause 5.4, the payment under Schedule C with respect to the United States (and, accordingly, the Option Price) shall be reduced by an identical amount.

    If the Parties fail to agree a licence fee under Clause 5.4 within 60 days of the relevant Product Licence being granted to Alpharma, the matter shall be referred for determination to a mutually acceptable accountant appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales. Any accountant appointed under this Clause 5.5 shall act as an expert, not as an arbitrator. The findings of the accountant shall, in the absence of manifest error, be final and binding on the Licensor and Alpharma. Alpharma shall immediately pay the licence fee so determined to the Licensor.

    Twenty-five (25) per cent of the Licence Fee paid pursuant to this Clause 5 for any country within the Licensed Territory shall be deemed to be payment on account of royalties payable to the Licensor under Clause 6 for that country, and, for the avoidance of doubt, the payment of Licence Fees shall have no impact on the royalties payable under the sub-licences granted to Alpharma under the Third Party Licences.

    For the avoidance of doubt, it is acknowledged and agreed by the Parties that the Option Price shall be reduced by the amount of any Licence Fees paid by Alpharma prior to or on the Intellectual Property Transfer Date and that no further Licence Fees shall be due or payable after the Intellectual Property Transfer Date.

  ROYALTIES AND RECORDS

    In consideration for the licences granted under Clauses 2.2 and 2.3, and without prejudice to its obligations to pay royalties under the sub-licences granted to it under the Third Party Licences, Alpharma shall pay the Licensor, for the duration of the Licence Period, a royalty of seven per cent (7%) of the Net Invoice Price in respect of all Sales of the Licensed Product in the Licensed Territory between the Effective Date and the expiration of the last USA patent within the Licensed Patents; and

      a royalty of three per cent (3%) of the Net Invoiced Price in respect of all Sales of the Licensed Products in the Licensed Territory after the expiration of the last USA patent within the Licensed Patents.

    Clause 6.1 shall not apply to Licensed Products supplied for promotional purposes, provided that at no time shall the value of such Licensed Products exceed five per cent (5%) of the total annual Sales of Licensed Product in any country within the Licensed Territory in each of the first two (2) years after commencement of commercial marketing of the Licensed Product in that country, or two per cent (2%) of the total annual Sales of the Licensed Product in anyone (1) year thereafter.

    Royalties due pursuant to Clause 6.1 shall be paid to the Licensor at the Licensor's designated bank in US dollars, quarterly in arrears, within thirty (30) days after the close of each calendar quarter following the Effective Date, or, if later, the date of first commercial sales of the Licensed Product in the Licensed Territory. The currency in which the royalty is generated shall be converted to US dollars at the average buying rate of Chase Manhattan Bank New York for the latter currency for the period between the last business day of the relevant quarter to five business days prior to the date upon which payment is due.

    At the same time as payment of any royalties due pursuant to Clause 6.1, Alpharma shall submit or cause to be submitted to the Licensor a statement in writing recording the Sales and other usage of Licensed Product (including promotional use), in each of the countries within the Licensed Territory, made by Alpharma and/or any sub-licensee and/or any agent or nominee of Alpharma during the period to which such royalties relate, the Net Invoiced Price or value of such Sales and/or usages and the amount of royalties payable thereon. In the event that no Sales or usage of the Licensed Product have been made during any such period in a particular country within the Licensed Territory Alpharma shall submit a nil statement in relation to such country.

    Alpharma shall and shall procure that any sub-licensee, agent or nominee keep at its usual place of business, true and accurate records and books of account containing all necessary data for the determination of royalties payable under this Clause 6.

    Licensor shall have the right, on giving Alpharma seven (7) days notice in writing, to instruct PriceWaterhouseCoopers (or other firm carrying on business in succession thereto) to make such examination during normal business hours of the books and records of Alpharma as shall be necessary to verify the accuracy of the statements submitted pursuant to Clause 6.4, provided however, that this right may not be exercised more than twice in any twelve (12) month period PriceWaterhouseCoopers shall act as an expert, not as an arbitrator, and the findings of PriceWaterhouseCoopers shall in the absence of manifest error, be final and binding on the Licensor and Alpharma. For the purposes of this Clause 6.6, the Parties agree that the personnel of PriceWaterhouseCoopers appointed shall not be drawn from personnel who have previously been engaged in advising on, the affairs of either of the Parties.

    Any examination conducted pursuant to Clause 6.6 shall be conducted at the expense of the Licensor unless, when conducting such inspection, the accountant discovers an error of more than three per cent (3%) in the returns made by Alpharma since the Effective Date or the date of the last inspection, in which event Alpharma shall pay the cost of such inspection.

    In the event that, in the course of any examination conducted pursuant to Clause 6.6, the accountant discovers any underpayment in the returns made by Alpharma since the Effective Date or the date of the last inspection, Alpharma shall pay a sum equivalent to the amount of such underpayment forthwith and, in the case of any overpayment being established, the Licensor shall repay the amount of such overpayment forthwith.

  PAYMENT

    Subject to Clauses 7.2 and 17.3, all payments shall be made free from any deductions or any other set-offs whatsoever and shall be made by electronic transfer to the Licensor or at the Licensor's direction.

    The parties agree that all payments under Clauses 5 and 6 shall be treated for U.S. federal income and other taxes as instalments of the purchase price for the Intellectual Property. Any withholding tax paid or required to be paid to any legitimate authority or held by Alpharma on account of payments to the Licensor under this Agreement shall be deducted from the amount otherwise due or, if not so deducted, shall be returned to Alpharma on its request. Alpharma shall secure and immediately send to the Licensor proof of any such taxes withheld or required to be withheld and paid or required to be paid by Alpharma.

    The Licensor agrees to indemnify Alpharma and hold it harmless from all liability for taxes imposed with respect to the Intellectual Property or the Third Party Licences for any taxable year or period ending on or before the Effective Date (and for an appropriate portion of any taxes so imposed for a taxable year or period straddling the Effective Date).

    If Alpharma defaults in the payment of any sum due to the Licensor, without prejudice to the Licensor's other rights and remedies, such sum shall bear interest before as well as after any judgment or award from its due date up to and including the date of payment at 3% per annum over the base lending rate of Chase Manhattan Bank, New York from time to time in force.

  PRODUCT LICENCES

    Alpharma shall use its best endeavours at all times to file and prosecute to grant applications for Product Licences in accordance with the Registration Programme, which applications and resulting Product Licences shall be in the name of Alpharma.

    The Licensor shall, at Alpharma's reasonable request and at Alpharma's expense, co-operate with Alpharma in the submission and prosecution of applications for Product Licences.

    If any Regulatory Authority other than the FDA requires Alpharma to perform clinical or similar trials (including confirmatory field trials) or present material data or information not generally required by the FDA and the cost to Alpharma of complying with such requirement when compared with the anticipated market for Licensed Products in that country would, in Alpharma's reasonable opinion, be uneconomic, Alpharma shall notify the Licensor and may, with the consent of the Licensor (such consent not to be unreasonably withheld or delayed) abandon that Product Licence application.

    At the end of each calendar quarter during the Licence Period, Alpharma shall provide the Licensor with a detailed report of its progress with respect to obtaining Product Licences on a country by country basis, and its compliance with the Registration Programme, together with any other information relevant to the Licensed Products.

    In each January and June of the Licence Period, the Licensor and Alpharma shall discuss the progress of the existing Product Licence applications and the submission of forthcoming Product Licence applications.

    If there is any delay in obtaining any Product Licence resulting from Alpharma's failure to take (and to continue to take) all such steps with respect to the filing and prosecution process for the Product Licence in question as could reasonably be expected to be taken by a prominent animal health company of international reputation, the Licensor shall have the right, upon written request, to attend meetings between Alpharma and the relevant Regulatory Authority, provided however that the Licensor will use best endeavours at any such meetings not to interfere in the relationship between Alpharma and the relevant Regulatory Authority.

    Without prejudice to the provisions of Clause 8.1 and 17.6, and subject always to Clause 16, Alpharma shall, in the event that any Product Licence application has not been filed within nine months of the applicable Target Submission Date, pay by way of liquidated damages to the Licensor in respect of such period only an unrefundable amount equal to 10% of the Licence Fee payable on the grant of that Product Licence. Such amount shall be due and payable within 30 days of the end of the ninth month following the relevant Target Submission Date.

    Without prejudice to the provisions of Clause 8.1 and 17.6, and subject always to Clause 16, Alpharma shall, in the event that a Product Licence application has been filed but the relevant Product Licence has not been granted for whatever reason within one year of the applicable Target Grant Date, pay by way of liquidated damages to the Licensor in respect of such period only an unrefundable amount equal to 10% of the Licence Fee payable on the grant of that Product Licence, provided that no obligation to make such payment shall arise (and Alpharma shall not be in breach of this Agreement) if Alpharma has taken (and continues to take) all such steps with respect to the filing and prosecution process for the Product Licence in question as could reasonably be expected of a prominent animal health company of international reputation and experience. Such amount shall be due and payable within 30 days of the end of the year following the relevant Target Grant Date.

    If at any time Alpharma is liable to pay the sums referred to in Clauses 8.7 and 8.8 with respect to the same Product Licence application, any sums paid under Clause 8.7 shall be set off against any sums payable under Clause 8.8. For the avoidance of doubt, any sums paid or payable under Clauses 8.7 and 8.8 may not be set off against the Licence Fee payable on the grant of the Product Licence in question.

    Alpharma shall inform the Licensor within 48 hours of being granted a Product Licence of such grant and shall, within 60 days of a Product Licence being granted to Alpharma, supply the Licensor with a full copy of the relevant Product Licence.

    If the FDA requires Alpharma to submit a two year toxicology report in the context of the application for a Product Licence in the USA, Alpharma shall immediately send the Licensor a copy of the FDA's request for such report and the Registration Programme shall be altered as set forth in Schedule C.

  MANUFACTURE OF LICENSED PRODUCTS

    Alpharma hereby undertakes to commission, design and construct, or purchase or lease, in a suitable location to be determined by Alpharma, a production plant for the manufacture of Licensed Products which meets the relevant requirements of the relevant Regulatory Authority for such facilities. The plant shall be designed with a combined capacity of 75 million Pig Doses per annum but Alpharma shall be entitled to construct the plant in phases to meet market demand provided that the first phase shall have a capacity of not less than 25 million Pig Doses per annum and provided further that Alpharma has used its best endeavours to complete such phase within eighteen (18) months after the Effective Date.

    Alpharma shall manufacture the Licensed Products to at least the standards of quality and production used by SCB and/or the Licensor prior to the date of this Agreement, and, without prejudice to its obligations under Clause 4.3, Alpharma shall, from time to time, advise the Licensor of any alterations or changes made to the specifications of the Licensed Products.

    Alpharma shall, forthwith upon the written request of the Licensor, and in no event more often than every six months with respect to each plant used by Alpharma, at Alpharma's expense send samples of the Licensed Products manufactured at such plant to the Licensor at the Licensor's address set out in Clause 23.3.

    Alpharma shall at all times indemnify and keep indemnified the Licensor against all or any costs of claims, damages, legal costs or other expenses incurred by the Licensor or for which the Licensor may become liable which relate to the manufacture, distribution, sale, supply or use of Licensed Products by or on behalf of Alpharma or its sub-licensees, including, without limitation, claims based on product liability laws.

    Alpharma shall, in accordance with Alpharma's policy guidelines relating to product liability insurance in force from time to time, include the Licensed Products under its product liability insurance policy, as such insurance policy exists from time to time, and provided that the insurer accepts the Licensed Products for such insurance. In the event that the insurer refuses cover for a Licensed Product, Alpharma shall immediately inform the Licensor and provide the Licensor with the relevant documentation from the insurer. Alpharma shall provide the Licensor with a certificate of insurance including sufficient evidence of the amount and currency of such insurance and shall forthwith notify the Licensor of any change in any of the terms of such insurance relating to the Licensed Products.

  MARKETING AND SALE OF LICENSED PRODUCTS

    Alpharma shall use its best endeavours at all times to promote, sell and expand the sales of Licensed Products in the Licensed Territory during the Licence Period, and shall provide such advertising and publicity as may reasonably be expected to be necessary to bring the Licensed Product to the attention of the pig industry, veterinarians and other relevant parties provided that samples of such advertising and publicity material shall simultaneously be sent to the Licensor for its information.

    In the event that Alpharma fails to offer the Licensed Products for commercial sale in any country in respect of which it has obtained a Product Licence within one (1) year after receipt of said Product Licence, or at any time thereafter, ceases offering such Licensed Product for commercial sale, the Licensor may serve written notice on Alpharma of such failure or cessation. Following receipt of such notice, Alpharma shall within three months of such receipt exercise the option to purchase the Intellectual Property in accordance with Clause 15 or remedy such failure. In the event that Alpharma fails either to exercise the option or to remedy the failure to offer the Licensed Products for commercial sale, then, without prejudice to Clause 17.6:

      the licence granted in Clause 2.1 shall automatically become non-exclusive as regards that country;

      the licences granted pursuant to Clause 2.2 and 2.3 shall automatically become non-exclusive as regards that country;

      Alpharma shall forthwith supply the Licensor with a copy of the up-to-date Registration Dossier for that country for use at the Licensor's risk and expense; and

      the Licensor's undertaking in Clause 11 shall not apply to that country.

    In the event that Alpharma markets, or initiates the marketing of a product anywhere in the Licensed Territory or the Intended Licensed Territory which competes or is likely to compete with the Licensed Products (provided, however, that any product marketed by Alpharma at the date of this Agreement shall not be deemed competitive for the purpose of this Clause), the Licensor may serve notice on Alpharma requesting it to refrain from doing so. Following receipt of that notice, Alpharma shall within six months of such receipt exercise the option to purchase the Intellectual Property in accordance with Clause 15 or comply with such request. In the event that Alpharma fails to exercise the option or comply with such request, then, without prejudice to Clause 17.6:

      the licence granted in Clause 2.1 shall automatically terminate;

      the licences granted in Clauses 2.2 and 2.3 shall automatically become non-exclusive;

      Alpharma shall forthwith supply the Licensor with up-to-date copies of all Registration Dossiers in its possession or control for use at the Licensor's risk and expense; and

      the Licensor's undertaking in Clause 11 shall terminate.

    Alpharma hereby authorises the Licensor or its agent or representative to use any Registration Dossier supplied pursuant to Clause 10.2.3 or 10.3.3 to effect a duplicate registration in the relevant country, and, in the case of Registration Dossiers supplied pursuant to Clause 10.3.3, to effect Product Licence registrations anywhere in the world, in either case in the name of the Licensor and/or such other party as the Licensor may in its sole discretion determine.

    For the purposes of implementing the provisions of Clauses 10.2 or 10.3, Alpharma undertakes to do all acts and such other things at the Licensor's request and expense that the Licensor may in its reasonable discretion require in order to give effect to the terms of Clause 10.2 or Clause 10.3, as the case may be.

  LICENSOR'S UNDERTAKING

  During the Licence Period, the Licensor undertakes that it will not use the Intellectual Property or the rights under the Third Party Licences or grant any other licences with respect of the Intellectual Property or sub-licences under the Third Party Licences or to enter any agreement with or assignment to any third party or permit any encumbrance which would be inconsistent or otherwise conflict with the terms of this Agreement.

  TRADE MARK LICENCE

    In consideration of Alpharma carrying out its obligations pursuant to Clause 10, the Licensor grants Alpharma a fully paid up licence to use the Trade Mark in the Licensed Territory as a trade mark in relation to Licensed Products in accordance with this Agreement (the "Trade Mark Licence").

    The Trade Mark Licence shall commence on the Effective Date and shall continue for the Licence Period.

    Alpharma may, exercising its reasonable commercial judgment, use either the Trade Mark or an Alpharma Mark as a trade mark with respect to the Licensed Products in each country within the Licensed Territory. The provisions of Clause 12.4 shall apply to Alpharma where it elects to use the Trade Mark.

    Alpharma shall observe such reasonable quality standards relating to the use of the Trade Mark as the Licensor may from time to time reasonably require and notify in advance to Alpharma in writing.

    Alpharma shall not use any trade marks or trade names (other than the Trade Mark used in accordance with the Trade Mark Licence) or other devices which are or incorporate marks which are the same as or confusingly similar to the Trade Mark.

    Alpharma shall not use any mark incorporating the word "Alpharma" as a trade mark with respect to the Licensed Products. For the avoidance of doubt, nothing herein shall give the Licensor any rights to the name or mark "Alpharma".

    Alpharma acknowledges that the ownership of the Trade Mark and the goodwill relating to the Trade Mark vests and shall always remain vested in the Licensor during the Licence Period Alpharma undertakes not to do any act which is likely to invalidate or jeopardise the Licensor's rights in the Trade Mark, nor to assist any other party directly or indirectly in any such act

    In the countries in respect of which Alpharma has elected under Clause 12.3 to use the Trade Mark as a trade mark with respect to the Licensed Products, the Licensor shall, at the Licensor's expense, (i) maintain and renew any registrations of the Trade Mark and (ii) prosecute to grant any applications to register the Trade Mark which have already been filed at the Effective Date.

    If the Trade Mark is not registered in any country within the Licensed Territory in respect of which Alpharma has elected under Clause 12.3 to use the Trade Mark as a trade mark with respect to the Licensed Products, the Licensor shall apply to register the Trade Mark in that country. For the avoidance of doubt, the Licensor shall have no obligation to register and maintain registrations of the Alpharma Mark.

    If at any time Alpharma ceases permanently to market the Licensed Product in any country within the Licensed Territory and/or has its licence to do so revoked for any reason, the Licensor shall be entitled forthwith to terminate the Trade Mark Licence with respect to that country.

    No other licence in relation to the Trade Mark or any other trade mark or trade name shall be implied in favour of Alpharma by virtue of the provisions of this Agreement.

    Upon termination of this Agreement pursuant to Clause 17.1, the Trade Mark Licence shall terminate.

    If the Licensor terminates this Agreement in accordance with Clause 17.1, then the Licensor shall have the following rights in relation to any Alpharma Mark:

      if the Licensor exercises its option under Clause 17.2.2, Alpharma shall, without charge to the Licensor, assign all rights in any Alpharma Mark to the Licensor and Alpharma hereby irrevocably appoints the Licensor its attorney for the purposes of executing any document or doing any act to perfect such assignment; or

      if the Licensor does not exercise its option under Clause 17.2.2, Alpharma shall grant the Licensor a fully paid up licence to use any Alpharma Mark on the Licensed Products outside the Licensed Territory, and the Licensor shall observe such reasonable quality standards relating to the use of the Alpharma Mark as Alpharma may from time to time reasonably require and notify in advance to the Licensor in writing.

  CONFIDENTIALITY

    Each Participant undertakes that it shall keep secret and confidential all Confidential Information and Know-How communicated to it by any of the others and shall not use or disclose the same or any part thereof to any person whatsoever except as provided in this Clause 13.

    Each Participant may disclose Confidential Information and Know-How to those of its key directors, employees or consultants on a need to know basis who are directly concerned with the Licensed Product, provided that, before any such disclosure, it shall ensure that each of the relevant persons:

      is made aware of the confidential nature of the Confidential Information, or the Know-How (as the case may be),

      acknowledges in writing that he or she owes a duty of confidence to the Participant which originally disclosed the Confidential Information or Know-How (as the case may be),

      enters into a confidentiality undertaking in such form as the Participant whose Confidential Information is being disclosed may reasonably specify, and complies with the obligations set out in that confidentiality undertaking.

    Each Participant may also disclose Confidential Information and Know-How to its auditors, and financial and legal advisers and any other persons having a legal right or duty to know the Confidential Information or Know-How (as the case may be) in connection with the business of that Participant;

      to any Regulatory Authority as required to file and prosecute to grant a Product Licence in that country; and

      where ordered by a court of competent jurisdiction to do so or in accordance with the rules from time to time in force of any applicable recognised investment exchange (as defined by the Financial Services Act 1986) or there is any other statutory obligation to do so, provided always that, where practicable (and, in any event excluding disclosures pursuant to Clause 13.3.2), the Participant required to make such disclosure shall notify the Participant who owns the Confidential Information or Know-How (as the case may be), identifying the Information or Know-How in question and giving the latter Participant adequate time to make representations about the required disclosure to any relevant bodies. The Participant required to make such disclosure shall further use its reasonable endeavours to ensure that any such persons to whom the Confidential Information or Know-How is required to be disclosed under this Clause 13.3 hold it in confidence in accordance with the terms of this Agreement.

    Each Participant may disclose Confidential Information and Know-How to a sublicensee properly appointed in accordance with the Agreement, provided that before any such disclosure the disclosing Participant shall have entered into a confidentiality undertaking with its sub-licensee on terms no less onerous than the provisions of this Clause 13.

    Each Participant shall take all reasonable steps to minimise the risk of disclosure of Confidential Information and the Know-How and a breach of Clause 13 including, but not limited to:

      ensuring that only persons whose duties require them to possess Confidential Information or the Know-How have access to it; and

      by effecting and maintaining adequate security measures to safeguard the Confidential Information and Know-How From unauthorised access, use and misappropriation, including, but not limited to, providing proper and secure storage for papers, drawings and other material within the Confidential Information and forbidding unauthorised persons access to the place or places where these are stored.

    Each Participant undertakes to notify the relevant other Participant promptly of any unauthorised use, copying or disclosure of any Confidential Information belonging to that Participant or Know-How of which it becomes aware and to provide all reasonable assistance to the latter Participant to terminate such unauthorised use and/or disclosure.

    In the event that the obligation of confidentiality imposed by the Agreement is breached by any Participant either wilfully or negligently or carelessly, then the Participant at fault shall be responsible to the injured Participant for all the damages arising from the breach and communication to the third party of the Confidential Information or the Know-How (as the case may be) excluding indirect, consequential damages and loss of profits, provided that such injured Participant shall nevertheless be obliged to mitigate its loss in such circumstances.

    The provisions of this Clause 13 shall not apply to any Confidential Information or Know-How which:

      is or comes into the public domain through no fault of the receiving Participant, its employees, agents or sub-contractors; or

      is lawfully disclosed to the receiving Participant by a third party rightfully in possession of it; or

      is independently developed by the receiving Participant without access to or knowledge or use of the Confidential Information or Know-How.

    The Participants further agree to treat the terms of this Agreement as confidential and no Participant may disclose such terms to any third party (except to those persons listed in Clauses 13.2 and 13.3 and only in accordance with the terms of those Clauses) without the prior written consent of the other Participants, which consent shall not be unreasonably withheld or delayed, except that Alpharma shall be entitled to disclose the existence of the Agreement and its material terms to such persons in connection with its obligations as a listed public company and the making of appropriate filings with the Securities and Exchange Commission and the New York Stock Exchange as may be recommended by its chief legal officer.

    The provisions in this Clause 13 shall remain in force without limit in time and notwithstanding termination of this Agreement howsoever occurring.

  MAINTENANCE AND ENFORCEMENT OF PATENTS

    The Licensor undertakes to apply to record the change of ownership with respect to those of the Licensed Patents which it acquired from SCB prior to the Intellectual Property Transfer Date.

    The Licensor shall, at its own cost (subject to Clause 14.4), prosecute to grant all patent applications within the Licensed Patents and shall take all actions required in the relevant /jurisdictions to maintain all patents within the Licensed Patents in force for the full term thereof.

    The Licensor reserves the right to abandon any patent application or patent or not to file a patent application in respect of a Licensed Product in any country if it reasonably considers that the costs of doing so are out of proportion to the benefit to be gained from continuing with that application or maintaining that patent or if the Licensor has reasonable grounds, having taken the advice of patent agents in the relevant jurisdiction, for believing that the application would be refused.

    Alpharma shall have the right, after notifying the Licensor in writing, to pay on behalf of the Licensor all charges required for the maintenance of the Licensed Patents and to deduct such costs from the royalty payments due to the Licensor under Clause 6. When Alpharma submits statements in accordance with Clause 6.4, any deduction from the royalty payments under this Clause 14.4 during the relevant period shall be evidenced by the appropriate documentation.

    In the event that there is (i) any infringement or suspected or threatened infringement of the Licensed Patents or misappropriation or misuse of the Know-How, or (ii) any third party claim in relation to any of the Licensed Patents, the Third Party Patents, the Know-How or the Third Party Know-How, or (iii) any third party claim that the manufacture, use, sale or other dealing or disposition of the Licensed Products infringes the intellectual property rights of such party in any part of the Licensed Territory or the Intended Licensed Territory on such a scale as to affect prejudicially Alpharma's business in the Licensed Products in any part of the Licensed Territory or the Intended Licensed Territory, the Licensor and Alpharma shall as soon as practicable consult to decide what steps shall be taken to prevent, terminate or contest such infringement, misappropriation or claim, and Alpharma may, with the consent of the Licensor (such consent not to be unreasonably withheld or delayed, having due regard to the strength of the claim and the commercial interests of and monetary risks to both Parties) (1) suspend any pending Product Licence application or (2) suspend its promotion and sale of the Licensed Products in the country in which such infringement, misappropriation or misuse is alleged to be taking place or such claim has been made for such time as the Parties may agree. Alternatively, if the Parties agree that such infringement, misappropriation, or claim could not, in good faith, be contested then any pending Product Licence application or promotion and sale of the Licensed Products in such part of the Licensed Territory shall be terminated.

    Unless the Parties otherwise agree, pursuant to Clause 14.5 or as provided in Clause 14.8, the Licensor may take all steps (including any proceedings) as may be necessary to halt the alleged infringement, misappropriation or claim (as the case may be), and Alpharma shall provide such assistance, at the Licensor's cost, as the Licensor may reasonably request in connection therewith. The Licensor shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any proceedings conducted under this Clause 14.6.

    If the Licensor fails within a reasonable period in the circumstances to take such steps pursuant to Clause 14.6 or as the Parties may have agreed that it should take pursuant to Clause 14.5, Alpharma shall have the right and is hereby authorised by the Licensor to take those steps independently. In so doing Alpharma shall not be taken as acting as the agent or in any way on behalf of the Licensor. Subject to receiving advice from experienced patent counsel that infringement proceedings (including any interlocutory proceedings where relevant) stand a reasonable chance of success, Alpharma may request the Licensor to lend its name to such proceedings and provide reasonable assistance in connection therewith, and the Licensor shall do so, subject to Alpharma indemnifying it in respect of all costs, damages and expenses that it may incur, including any award of costs against it but Alpharma shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any proceedings conducted under this Clause 14.7.

    In the event that Alpharma is sued for infringement of any patent or patents by any third party by reason of its manufacture, use or sale of the Licensed Products, the Licensor shall, at Alpharma's reasonable request and expense, assist Alpharma in its defence to such action to the extent that, in all the circumstances, it is reasonable to do so, but shall otherwise be under no obligations in respect thereof All costs of any such action shall be borne by Alpharma to whom shall belong all sums that may be recovered from the third party.

    At any time during this Agreement, Alpharma undertakes not directly or indirectly to oppose or assist any third party to oppose the grant of patents on any patent application within the Licensed Patents, or to dispute or directly or indirectly to assist any third party to dispute the validity of any patent within the Licensed Patents, or any of the claims thereof

  OPTION TO PURCHASE INTELLECTUAL PROPERTY

    In consideration of sum of $1 AUD receipt of which is hereby acknowledged., the Licensor hereby grants to Alpharma for the Licence Period an exclusive option to purchase all of the Intellectual Property and take an assignment of the Third Party Licences at the Option Price less the sum of all Licence Fees already paid to Licensor under this Agreement.

    In any event, notwithstanding the provisions of Clause 15.1, Alpharma shall purchase the Intellectual Property and take an assignment of the Third Party Licences forthwith upon the grant of the Product Licence for the USA at the Option Price (less the sum of all Licence Fees already paid to the Licensor under this Agreement).

    In the event that the option is exercised pursuant to Clause 15.1, or in the event that Alpharma purchases the Intellectual Property and takes the assignment of the Third Party Licences pursuant to Clause 15.2,

      Alpharma and the Licensor shall agree the proportion of the Option Price, if any, which is allocable to the assignment of those of the Licensed Patents which are registered at the UK patent office (the "UK patents") in the following manner: if a Product Licence has been issued in respect of the UK then the consideration allocable to the UK patents shall be the same fraction of the Option Price (less the sum of all Licence Fees already paid) as the fraction of the Licence Fee paid for the UK is to all Licence Fees already paid under this Agreement; but if a Product Licence has not been issued in respect of the UK then the consideration allocable to the UK patents shall be $1 AUD;

      Alpharma shall purchase, and Licensor shall sell and effectively transfer to Alpharma, the Intellectual Property and take the assignment of the Third Party Licences subject to any licences that the Licensor may have granted in the event that the provisions of Clause 10.2 and/or Clause 10.3 have come into effect;

      the Licensor shall, as soon as practicable following the Intellectual Property Transfer Date, do all acts and other such things at Alpharma's request and expense that Alpharma may, in its reasonable discretion, require in order to give effect to the transfer to Alpharma of good and valid title to (i) the Intellectual Property, and (ii) the Licensor's rights under the Third Party Licences;

      the Licensor undertakes to return to Alpharma all copies of Product Licences supplied pursuant to Clause 8.10 and all other Confidential Information in its possession (whether deemed owned by Licensor or Alpharma prior to the Intellectual Property Transfer Date) relating to the Licensed Products upon the receipt of the Option Price; and

      the Parties agree to execute a formal patent assignment in a mutually agreed form. If Alpharma so requests and at Alpharma's expense, the Licensor shall execute separate assignments for each patent office at which the assignments are to be registered

    In the event that the option is not exercised, or a Product Licence for .the USA not obtained, on or before the Intellectual Property Transfer Date then, immediately thereafter:

      the Licensor's undertaking in Clause 11 shall terminate, subject to Clause 15.4.3;

      the licence granted in Clause 2.1 shall automatically become non-exclusive with respect to all countries outside the Licensed Territory (as that term is defined on the Intellectual Property Transfer Date);

      the licences granted under Clauses 2.2 and 2.3 shall remain exclusive for the Licensed Territory (as defined pursuant to Clause 15.4.2);

      the Trade Mark Licence shall continue with respect to the Licensed Territory (as defined pursuant to Clause 15.4.2); and

      Alpharma hereby authorises the Licensor or its agent or representative, at its own risk and expense, to use any Registration Dossiers supplied prior to the Intellectual Property Transfer Date for the purposes of effecting Ii registration in any country outside the Licensed Territory (as so defined pursuant to Clause 15.4.2) in the name of the Licensor and/or such other party as the Licensor may in its sole discretion determine.

  FORCE MAJEURE

    If either Party is prevented or delayed in the performance of any of its obligations under this Agreement-by a Force Majeure Event, then that Party shall forthwith serve notice in writing on the other Party specifying the nature and extent of the event giving rise to such Force Majeure Event, and shall subject to the service of such notice and to Clause 16.3 have no liability in respect of the performance of such of its obligations as are prevented by such Force Majeure Event during the continuation of such Event.

    If one Party (the "prevented Party") is prevented from the performance of its obligations for a continuous period in excess of twelve months by a Force Majeure Event, the other Party (the "other Party") may terminate this Agreement forthwith solely with respect to the country affected by the Force Majeure Event on service of written notice upon the prevented Party, provided that (i) the other Party would not be affected by that Force Majeure Event substantially to the same extent or in substantially the same manner as the prevented Party, and (ii) the prevented Party does not, within ten (10) business day after receipt of said notice, commence performance in a commercially equivalent manner or provide the other Party with the reasonably estimated economic equivalent of performance. If there is a termination pursuant to this Clause 16.2 then:

      neither Party shall have any liability to the other with respect to that country except that rights and liabilities which have accrued prior to such termination shall continue to subsist and the provisions of this Clause 16.2 shall apply;

      the licences granted in Clauses 2.1, 2.2 and 2.3 shall automatically become non-exclusive as regards that country;

      the Trade Mark Licence shall automatically terminate with respect to that country;

      the Licensor's undertaking in Clause 11 shall not apply to that country;

      Alpharma shall forthwith supply the Licensor for use at its risk and expense with a copy of the up-to-date Registration Dossier for that country;

      Alpharma hereby authorises the Licensor or its agent or representative to use any Registration Dossier supplied pursuant to Clause 16.2.5 at its risk and expense to effect a duplicate registration in the relevant country in the name of the Licensor and/or such other party as the Licensor may in its sole discretion determine; and

      the Agreement shall remain in force with respect to the rest of the world.

    Without prejudice to Clause 16.2, the Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of the Force Majeure Event shall use all reasonable endeavours to bring the Force Majeure Event to an end or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure Event.

  TERMINATION

    In the event that Alpharma:

      commits a Serious Breach and fails to remedy such Breach within sixty (60) days after receipt of written notice by the Licensor calling for its remedy; or

      commits any act of insolvency; or

      suffers the appointment of a receiver which shall not be discharged within 90 days after such receiver's appointment; or

      has any final judgment material to the financial condition of Alpharma granted against it and fails to take effective steps to satisfy, appeal against or set aside such judgment within the time period provided by applicable law after such judgment has come to its notice; or

      is voluntarily or compulsorily liquidated

    then the Licensor may with immediate effect terminate certain of its obligations to and the rights of Alpharma under this Agreement to the extent set forth below.

    In the event that the Licensor terminates the Agreement pursuant to Clause 17.1., Alpharma may, at its option., within 30 days pay the Licensor the Option Price (less the sum of all licence fees already paid to the Licensor under this Agreement) and Alpharma shall have the rights and the Parties shall perform as set out in Clause 15.3. In the event that Alpharma elects not to pay the Option Price (less the sum of all licence fees already paid to the Licensor under this Agreement):

      the right to apply for further Product Licences and all rights to future licences in the Intended Licensed Territory granted pursuant to Clause 2 and the sub-licence rights under the Third Party Licences with respect to the Intended Licensed Territory shall immediately terminate and the option contained in Clause 15.1 shall immediately terminate;

      at its option., exercisable within 60 days after the termination notice required by Clause 17.1, the Licensor may purchase Alpharma's rights within the Licensed Territory for a cash price (payable 30 days after the exercise of Licensor's rights hereunder) equal to all Licence Fees paid pursuant to Clause 5 hereof in the event Licensor exercises the option set forth in Clause 17.2.2 then concurrently with Licensor's payment of the purchase price required by Clause 17.2.2:

        Alpharma shall return promptly to the Licensor all Know-How and Third Party Know-How, including, without limitation, all engineered cell lines, and shall co-operate with the Licensor in the cancellation of all or any rights (including all licences and, subject to Clause 17.2.3(b) all sub-licences entered into pursuant hereto) and shall execute and do all such documents, acts and things as may be necessary in such connection;

        the Licensor shall automatically have the right to take an absolute assignment of Alpharma's rights under any sub-licence granted pursuant to Clause 2.4 and Alpharma hereby irrevocably appoints the Licensor its attorney for the purpose of notifying any sublicensee of such a change and of signing any document or doing any act to perfect such assignment; and

        Alpharma shall do all acts to transfer the Product Licences to Licensor for use at Licensor's risk and expense, and such other things at Licensor's reasonable request and expense that the Licensor may in its discretion require in order to give effect to this Clause.

      In the event that the Licensor does not exercise the option set forth in Clause 17.2.2 then:

        the licence granted in Clause 2.1 shall automatically terminate;

        the licences granted pursuant to Clauses 2.2 and 2.3 shall remain as exclusive licences;

        Alpharma shall forthwith supply Licensor with a copy of all Registration Dossiers which Licensor may use, at its risk and expense, in all countries other than the Licensed Territory; and

        the Licensor's undertaking in Clause 11 shall not apply to any country outside the Licensed Territory.

    In the event that the Licensor defaults in a material obligation hereunder, and fails to remedy such default within sixty (60) days after receipt of written notice by Alpharma calling upon it to remedy such default, then Alpharma may with immediate effect terminate this Agreement, in which event the licences granted under Clauses 2.2 and 2.3 prior to the date of termination shall continue, and licences shall be granted under Clause 2.3 upon the payment of Licence Fees in respect of the grant of any Product Licences already applied for prior to the date of termination, and Alpharma's obligation to make payments under Claus~ 5 and 6 shall continue save that Alpharma may elect to set off against such payments any and all costs and expenses which Alpharma may reasonably have incurred as a result of the Licensor's default.

    Notwithstanding the termination of this Agreement (howsoever occurring),

      the provisions of Clauses 1, 9.4, 13, 17.6 (in so far as it relates to preexisting breaches of this Agreement), 25 and 26 shall survive such termination and continue in full force and effect without limit in time; and

      except in the event that the Licensor exercises the option under Clause 17.2.2, Alpharma shall retain all Product Licences granted prior to the date of termination.

    On termination of this Agreement, howsoever occurring, all fees and charges accrued (but unpaid) pursuant to this Agreement shall forthwith become due and payable.

    Except as specifically set forth herein to the contrary, nothing contained herein shall limit any remedies available to either Party at law or in equity for the breach of the other Party of any of its obligations under this Agreement. For the avoidance of doubt, termination shall not excuse the obligations of either Party to pay money due to the other Party for events arising prior to termination.

  CONDITIONS PRECEDENT TO ALPHARMA'S OBLIGATIONS

  The obligation of Alpharma to consummate the transactions to be entered into at the Closing is subject to each of the following:

    Warranties and Compliance with Agreement. The Licensor has performed and complied in all material respects with its undertakings, agreements and conditions required to be performed or complied with on or prior to the Closing and the warranties given on the Closing are true in all material respects;

    No litigation. No suit, investigation, action or other proceeding shall be threatened or pending before any court or governmental agency which may result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

    Sub-licences and Consents. On or before the Closing, Alpharma shall have received the valid and effective sub-licences and consents in the form and substance indicated in Clause 2.10 executed by the Licensor and the Third Party Licensors, and indicated to be acceptable to Alpharma by its execution thereof, ,if applicable, or otherwise by Alpharma's written concurrence;

    Transfer of Rights. On or before the Closing, all of the beneficial rights, title and interest to the Licensed Patents and Know-How shall have been transferred to the Licensor and the Licensor shall have become a licensee of the Third Party Patents and Third Party Know-How under the Third Party Licences, and further such arrangements shall have been approved by the Australian Foreign Investment Review Board, and consented to in writing by the Third Party Licensors with respect to the Licensor becoming a licensee under the Third Party Licences, which consent shall be in form and substance reasonably satisfactory to Alpharma;

    Concurrent Closing. The closing under the Asset Purchase Agreement shall have taken place concurrently with the Closing hereunder;

    Support of Certain Obligations. On or before the Closing, South African Breweries International (Finance) BY shall have executed in favour of Alpharma a letter of support of the obligations set forth in Clause 11 hereof in a term reasonably acceptable to Alpharma; and

    Delivery of Documents. Alpharma shall have received all of the documents required to be received pursuant to Clause 20.1.

  CONDITIONS PRECEDENT TO THE LICENSOR'S OBLIGATIONS

  The obligations of the Licensor to consummate the transactions to be entered into at the Closing is subject to each of the following:

    Warranties and Compliance with Agreement Alpharma has performed and complied in all material respects with its undertakings, agreements, conditions and warranties required by this Agreement to be performed, complied with or given on or prior to the Closing;

    No Litigation. No suit, investigation, action or other proceeding shall be threatened or pending before any court or governmental agency which may result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; and

    Sub-licences and Consents. On or before Closing, the Licensor shall have received the valid and effective sub-licences and consents in the form and substance indicated in Clause 2.10 executed by the Third Party Licensors, and, where appropriate, by Alpharma (or otherwise indicated to be acceptable to Alpharma by its written concurrence), and indicated to be acceptable to the Licensor by its execution thereof.

    Delivery of Documents. Alpharma shall deliver the documents and consideration required to be received at the Closing pursuant to Clause 20.2.

    Concurrent Closing. The Closing under the Asset Purchase Agreement shall have taken place concurrently with the Closing hereunder.

  DELIVERIES AT THE CLOSING

    Unless delivered prior to the Closing, at the Closing, the Licensor shall deliver to Alpharma the following:

      the sub-licences and consents required by Clause 18.3;

      evidence reasonably satisfactory to Alpharma of the fulfilment of the conditions set forth in Clause 18.4; and

      the letter of comfort in the form required by Clause 18.6.

    Unless delivered prior to the Closing, at the Closing, Alpharma shall deliver to Licensor the following:

      the consideration required by Clause 5.1; and

      the sub-licences and consents reasonably required by Clause 19.3 .

    In the event that any of the deliveries required under Clause 20.1 or 20.2 (as applicable) are not effected by one Party or any of the conditions precedent to the obligations of one Party set out in Clauses 18 or 19 (as appropriate to that Party) are not fulfilled at the Effective Date by such Party, then the other Party (the "terminating Party") may, without any liability to the other Party, forthwith terminate this Agreement (and all rights and obligations for performance hereunder). Without prejudice to the foregoing, the terminating Party may, in its sole discretion, elect not to terminate and waive anyone or more of such deliveries or conditions precedent for the purposes of procuring the Closing.

  SUCCESSORS AND ASSIGNS

  Subject to the terms of the Third Party Licences and the sub-licences granted to Alpharma under the Third Party Licences, no Party shall assign, encumber, dispose or otherwise transfer any of its rights under this Agreement without the prior written consent of the other.

  AGENCY AND SUBCONTRACTING

    Alpharma shall operate under the Agreement as an independent contractor. Nothing contained in the Agreement or done hereunder shall be construed as constituting either Party the agent or partner of the other in any sense of that term or for any purpose whatsoever and neither Party shall be entitled to bind the other to any third party.

    Without prejudice to Clause 2, either Party may employ any agents or subcontractors or otherwise delegate to any third party the performance of any of its obligations under this Agreement provided that every act or omission of such agent, sub-contractor or third party shall for the purposes of this Agreement be deemed to be the act or omission of the Party so delegating and the Party so delegating shall at all times indemnify and keep indemnified the other against all costs, claims, damages, legal costs or other expenses incurred by that other or for which that other may become liable as a result of the act or omission of any such agent, sub-contractor or third party.

  GENERAL

    No delay or failure by any Party to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

    Any notices or communications to or from the Parties shall be in writing and shall be served by sending the same by registered prepaid airmail or facsimile transmission to the address of the relevant Party as set out below or to such other address as that Party may have previously notified as its address for such service. Any notice or document shall be deemed to have been served:

      if mailed by registered prepaid airmail to the recipient at the address given below fourteen (14) days after date of mailing unless the contrary can be proved; and

      if sent by facsimile transmission to the recipient at the number given below and evidence exists of receipt thereof on the next business day of the recipient after sending unless the contrary can be proved and provided that such facsimile message is confirmed by registered prepaid post.

    The addresses and contract details for the Parties are as follows :

Licensor:	c/o Bisa Holdings B.V. Hofplein 19 3032 AC Rotterdam Netherlands Telephone: +31 10 206 7777 Facsimile: +31 10 206 7789 For the attention of the Directors

Alpharma:	One Executive Drive Fort Lee New Jersey 07024 United States of America Telephone: +1 201 947-7774 Facsimile: +1 201 947-4879

With a copy to: Vice President and Chief Legal Officer One Executive Drive Fort Lee, New Jersey 07024 Telephone: + 1 201 228-5022 Facsimile: +1 201 592-1481

Bisa:	Hofplein 19 3032 AC Rotterdam Netherlands Telephone: +31 10 206 7777 Facsimile: +31 10 206 7789

BIL:	PO Box 242 St Peter's Port House Sausmarez Street St Peter's Port Guernsey Channel Islands Telephone: +44 171 623 1000 Facsimile: +44 171 6236261

    Alpharma appoints Bird & Bird of 90 Fetter Lane, London, EC4A UP (Ref: C. M. Crosthwaite) (or such other person in England as the Licensor may from time to time nominate in writing to Alpharma for the purpose) as agent for service of any notice of proceedings in the English courts.

    The Licensor appoints Stephenson Harwood Limited of One St. Paul's Churchyard, London EC4M 8SH (or such other person in England as the Licensor may from time to time nominate in writing to Alpharma for the purpose) as agent for service of any notice of proceedings in the English courts.

    This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior oral or written proposals, understandings or communications.

    In entering into this Agreement each Party acknowledges that it does not do so on the basis of, and does not (in the absence of fraud) rely on any representation, warranty or other provision except as expressly provided in this Agreement and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

    Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by duly authorised officers of both Parties.

    The Licensor and Alpharma shall, at their own expense in each relevant country, take such steps as may be required to satisfy the laws and requirements of that country with respect to declaring, recording and otherwise rendering this Agreement valid

    If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

  PUBLIC ANNOUNCEMENTS

  No Party shall make any public announcement, release any information to the press, or cause to be published in any media, the contents of this transaction and Agreement without the prior written consent of the others except as is required by any Party on the advice of its financial or legal advisers.

  GOVERNING LAW AND JURISDICTION

  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of England and Wales and, subject to Clause 26, the parties hereby submit to the nonexclusive jurisdiction of the English Courts.

  ARBITRATION

    Any dispute of any kind whatsoever arising out of or in connection with this Agreement, including any dispute regarding its existence, validity, termination or interpretation, shall be referred to and finally settled by arbitration under the Rules of Arbitration of the London Court of International Arbitration ("LCIA"), which Rules (as amended herein) are hereby deemed to be incorporated into this Agreement

    The language of the arbitration shall be English. The venue of the arbitration shall be London, England. The Arbitral Tribunal shall consist of a Sole Arbitrator, who shall be an experienced commercial lawyer. The Sole Arbitrator shall be appointed by the Court of the LCIA as soon as practicable after receipt of the Request for Arbitration by the Registrar of the LCIA..

    The LCIA Rules shall be amended to provide that Article 5.4 shall be amended to provide that the Arbitral Tribunal shall be appointed by the Court of the LCIA as soon as practicable after receipt of the Request for Arbitration by the Registrar of the LCIA.

    The Arbitral Tribunal shall be and is empowered to make any Award or Order, including any Award or Order under Articles 22 and 25 of the LCIA Rules, on the application of any party immediately following the Tribunal's appointment. Any such application shall be heard and decided expeditiously by the Tribunal provided that each Party is given an opportunity by the Tribunal to make submissions in respect of such application before any such Award or Order is made.

    Any Award or Order shall be carried out without delay and may be enforced forthwith in any Court of competent jurisdiction. The Final Award of the Arbitral Tribunal shall be final and binding upon the parties to the dispute, who hereby waive any right to any form of appeal to any Court of law to the extent that such waiver may lawfully be made.

Signed and delivered as a deed	)
by [G VAN DEN HOUTEN] for and on behalf	)
of NATINCO NV pursuant to a	)
power of attorney dated 7 July 1999)
in the presence of	)
C. DONNINGER	)
/s/ G. Van Den Houten

/s/ C. Donninger
Witness 29 July 1999

Signed and delivered as a deed	)
by ALPHARMA INC. acting by	)
[Bruce I. Andrews], a Vice President, and	)
[Robert F. Wrobel],	)
secretary]	)

/s/ Bruce I. Andrews
Vice President

/s/ Robert Wrobel
Secretary

Signed and delivered as a deed	)
by [G WHITLIE] for and on behalf	)
of BISA HOLDINGS BV pursuant to a	)
power of attorney dated 28 June 1999)
in the presence of	)
C. DONNINGER	)
/s/ G. Whitlie

/s/ C. Donninger
Witness 29 July 1999

Signed and delivered as a deed	)
by BIOTECHNOLOGY INVESTMENTS.	)
LIMITED, acting by [P.A.S. FIRTH],	)
authorized signatory and [T. FOWER], [also] an	)
authorized signatory]	)

/s/ P.A.S. Firth
Authorised Signatory

/s/ T. Fower
Authorised Signatory